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                                                                     EXHIBIT 3.3
                                   CERTIFICATE
                                     OF THE
                               FORMER SECRETARY OF
                        AMERIVISION COMMUNICATIONS, INC.

                   ------------------------------------------

         The undersigned, Carl Thompson, being the former Secretary of AmeriVision Communications, Inc., an Oklahoma corporation (the "Company") hereby certifies the following:

         A. He is the former duly authorized Secretary of the Company and served in such capacity on May 1, 1991;

         B. The Bylaws of the Company were duly adopted by the Board of Directors of the Company (the "Board") on May 1, 1991;

         C. The Bylaws of the Company contain an inadvertent omission regarding the procedures and other matters applicable to the Board;

         D. It was the intention of the Board to include the text attached hereto as Exhibit A immediately after Article III, Section 9 of the Bylaws.


Dated as of this 28th day of September, 1999



                                                 /s/  Carl Thompson
                                           ------------------------------
                                           Carl Thompson

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                                    EXHIBIT A


                                  ARTICLE III-A
                         MEETINGS OF BOARD OF DIRECTORS

         Section 1. Number, Election and Term of Office. The number of directors of the corporation shall fixed from time to time by the Board of Directors. In the absence of any other action by the Board of Directors, the number of directors shall be two. Directors will be elected at the annual meeting of the shareholders, or at a special shareholders meeting called for purposes including the election of directors. Each director, except in case of death, resignation, retirement, disqualification or removal, will serve until the next meeting at which directors are elected and thereafter until his successor has been elected and has qualified.

         Section 2. Place of Meetings. The annual meeting of the Board of Directors shall be held immediately following the annual shareholders meeting. All annual meetings of Board of Directors and all other meetings of Board of Directors shall be held at the principal office of the corporation or at any other place within or without the State of Oklahoma as may be designated by the Board of Directors or by the person duly authorized to convene such meeting.

         Section 3. Special Meetings. Special meetings of the Board of Directors for any purpose or purposes, unless otherwise prescribed by statute, may be called at any time by the President, or by a request of the majority of the Board of Directors, or such meeting may be held at any time without call or notice upon unanimous consent of the directors. Except in special cases where other express provision is made by statute, notice of such special meetings shall be given in such manner as is calculated to provide to all directors at least 24 hours notice of such meeting for annual meetings of shareholders. Notices of any special meeting shall include the purpose or purposes of the meeting. Business transacted at any special meeting of the Board of Directors shall be limited to the purposes stated in the notice except upon the unanimous consent of the directors.

         Section 4. Quorum. The presence of a majority of the Board of Directors shall constitute a quorum at all meetings of the Board of Directors for the transaction of business, except as otherwise provided by statute or the Certificate of Incorporation of the corporation. When a quorum is present at any meeting, a majority of the directors entitled to vote shall decide any question brought before such meeting.

         Section 5. Voting. At each meeting of the Board of Directors, each director entitled to vote shall have one (1) vote.

         Section 6. General Powers of Directors. The business and affairs of the corporation shall be managed by the Board of Directors. In addition to the powers and authority expressly conferred upon it by these Bylaws, the Board of Directors may exercise all such powers of the corporation and do all such lawful acts and things as are not by law, by any legal agreement


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among stockholders, by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

         Section 7. Specific Powers of Directors. Without prejudice to such general powers, it is hereby expressly declared that the directors shall have the following powers, to-wit:

         (1) To adopt and alter a common seal of the corporation.

         (2) To make and change regulations, not inconsistent with these Bylaws, for the management of the corporation's business and affairs.

         (3) To purchase or otherwise acquire and to sell and otherwise dispose of for the corporation any property, rights, or privileges which the corporation is authorized to acquire or dispose of.

         (4) To pay for the property purchased for the corporation and to accept payment for any property sold by the corporation either wholly or in partly in money, stock, bonds, debentures, or other securities of the corporation.

         (5) To borrow money and to make and issue notes, bonds, and other negotiable and transferable instruments, mortgages, deeds of trust, and trust agreements, and to do every act and thing necessary to effectuate the same.

         (6) To remove any officer for cause or summarily without cause, and in their discretion from time to time, to devolve the powers and duties of any officer upon any other person for the time being.

         (7) To appoint and remove or suspend such subordinate officers, agents or factors as they may deem necessary and to determine their duties and fix, and from time to time change, their salaries or remuneration, and to require security as and when they think fit.

         (8) To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, agents and factors.

         (9) To determine who shall be authorized on the Corporation's behalf to make and sign bills, notes, acceptances, endorsements, checks, releases, receipts, contracts and other instruments.

         (10) To determine who shall be entitled to vote in the name and behalf of the corporation upon, or to assign and transfer, any shares of stock, bonds, or other securities of other corporations held by this corporation.

         (11) To delegate any of the powers of the Board in relation to the ordinary business of the corporation to any standing or special committee, or to any officer or agent (with power to sub-delegate), upon such terms as they think fit.


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         (12) To call special meetings of the stockholders for any purpose or purposes.

         2. Sections 10-12 of Article III shall be redesignated Sections 8 through 10, respectively, of Article III-A.



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